QUEST FOR VALUE GLOBAL EQUITY FUND, INC.

                             ARTICLES OF AMENDMENT



      Quest For Value Global Equity Fund, Inc., a Maryland corporation having its principal office in Baltimore City, Maryland (which is hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

      FIRST:  The Charter of the Corporation is hereby amended as follows:

(a) Article Sixth, Section (b)(7) of the Charter is amended in its entirety to read as follows:

           (7) Redemption at the Shareholder's Option. Each holder of shares of a particular class of series shall have the right at such times as may be permitted by the Corporation, but no less frequently than once each week, to require the Corporation to redeem all or part of his shares of that class or series at a redemption price per share equal to the net asset value per share of that class or series next determined (in accordance with subsection (9)) after the shares are properly tendered for redemption, less such redemption charge, if any, as is determined by the Board of Directors. Payment of the redemption price shall be in cash; provided, however, that if the Board of Directors determines, which determination shall be conclusive, that conditions exist which make payment wholly in cash unwise or undesirable, the Corporation may make payment wholly or partly in securities or other assets belonging to the class or series of which the shares being redeemed are part at the value of such securities or assets used in such determination of net asset value. Notwithstanding the foregoing, the Corporation may postpone payment of the redemption price and may suspend the right of the holders of shares of any class or series to require the Corporation to redeem shares of that class or series during any period or at any time when and to the extent permissible under the 1940 Act.

(b) Article Sixth, Section (b) is amended to add the following:

(13)  Fractional  Shares.  The  Corporation  may  issue and sell  fractions  of shares
           having pro rata all the rights of full shares, including, without limitation, the right to vote and to receive dividends, and wherever the word "share" or "shares" are used in the Charter on in the By-Laws, they shall be deemed to include fractions of shares, where the context does not clearly indicate that only full shares are intended.

(c) Article Eighth, Section (a) (5) is amended in its entirety to read as follows:


(5)   Notwithstanding  any provision of law requiring the  authorization of any action by a greater proportion than a majority of the total number of shares entitled to vote such action shall be valid and effective if authorized by the affirmative vote of the holders of a majority of the total number of shares outstanding and entitled to vote thereon except as otherwise provided by the Charter.

           SECOND: The amendment does not increase the authorized stock of the Corporation.

           THIRD: The foregoing amendment to the Charter of the Corporation has been approved by a majority of the entire Board of Directors and no stock entitled to be voted on matter was outstanding or subscribed for at the time of approval.

           IN WITNESS WHEREOF, Quest For Value Global Equity Fund, Inc. has caused these presents to be signed in its name and on its behalf by its President and witnessed by its Secretary on June 11, 1990.


      WITNESS:                            QUEST FOR VALUE GLOBAL
                                          EQUITY FUND, INC.



      /s/ Thomas E. Duggan                     /s/ Richard M. Reilly
      ----------------------                   ---------------------
           Secretary                      President

           THE UNDERSIGNED, President of Quest For Value Global Equity Fund, Inc., who executed on behalf of the Corporation the foregoing Articles of Amendment of which this certificate is made a part, hereby acknowledges in the name and on behalf of said Corporation the foregoing Articles of Amendment to be the corporate act of said Corporation and hereby certifies that to the best of his knowledge, information, and belief the matters and facts set forth therein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.




                                               /s/ Richard M. Reilly
                                               ----------------------
                                               President



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